ShopKo Authorizes Senior Note Repurchase Program

GREEN BAY, Wis., Feb. 8 /PRNewswire/ -- ShopKo Stores,
Inc. (NYSE: SKO - news), announced today that its Board of Directors has authorized the Company to repurchase its Senior Notes from time to time in the open market and through privately negotiated transactions. Any purchases would depend on price, market conditions and other factors. The Company is continuing to evaluate alternatives for the refinancing of the Senior Notes.

ShopKo Stores, Inc., headquartered in Green Bay, Wis., is a leading specialty discount retailer operating 147 stores in 16 states, primarily in the Upper Midwest, Western Mountain and Pacific Northwest regions. ShopKo has announced plans to open 13 new stores in 1999 in Illinois, Iowa, Indiana, Kansas, Kentucky, Idaho and
Wisconsin. ProVantage Health Services, Inc. is a leading health benefit company providing health benefit management services, pharmacy mail services, vision benefit management services and health information and clinical support services.

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to important factors which could cause ShopKo's actual results to differ materially from those anticipated by the forward-looking statements.
These factors include those referenced in ShopKo's current Annual Report on Form 10-K or as may be described from time to time in ShopKo's subsequent SEC filings.